EXHIBIT 99.1

Cell Therapeutics, Inc. Making cancer more treatable

	501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.272.4010

Cell Therapeutics, Inc. Announces

Issuance of $51.7 Million of New 2012 Convertible Senior Notes

Company raises $35.5 million in net proceeds from sale of notes and restructures balance sheet eliminating $21.5 million of Redeemable Preferred Stock

March 4, 2008 Seattle—Cell Therapeutics, Inc. (“CTI” or the “Company”) (NASDAQ and MTA: CTIC) today announced that it will issue approximately $51.7 million of new 9% Convertible Senior Notes (the “Notes”) due 2012 and warrants to purchase 7,326,950 shares of common stock, no par value (the “Common Stock”). The warrants will have an exercise price of $1.41 per share, which is equal to 110% of the closing bid price as reported by Nasdaq.

The New Notes bear interest at 9% per annum and are convertible at any time for shares of CTI common stock at the rate of 709.22 shares per $1,000 principal amount of Notes, which is equivalent to an initial conversion price of approximately $1.41 per share, which is equal to 110% of the closing bid price as reported by Nasdaq. The Notes feature a make-whole provision upon conversion entitling the holder to $270 per $1,000 principal amount of Notes, less any interest paid before conversion. An amount equal to the make-whole payment amount for such notes, or $13.9 million, shall be held in escrow for one year. The Notes will rank equal in right of payment with all existing and future senior indebtedness of CTI, including the Corporation’s 6.75% Convertible Senior Notes due 2010, 7.5% Convertible Senior Notes due 2011, 5.75% Convertible Senior Notes due 2011, and rank senior in right of payment to the Corporation’s currently outstanding 5.75% Senior Subordinated Notes due 2008, 5.75% Subordinated Notes due 2008 and 4% Convertible Senior Subordinated Notes due 2010.

The Company also announced that a substantial number of existing holders of the Company’s Series A 3% Convertible Preferred Stock, Series B 3% Convertible Preferred Stock, Series C 3% Convertible Preferred Stock and Series D 7% Convertible Preferred Stock (the “Preferred Stock “) have converted their shares of Preferred Stock into common stock in accordance with the respective provisions of the Company’s Amended and Restated Articles of Incorporation, induced by an aggregate cash payment by CTI to such holders of approximately $16.2 million. Approximately $13.1 million of stated value of Preferred Stock remains outstanding.

Rodman & Renshaw, LLC, a subsidiary of Rodman & Renshaw Capital Group, Inc. (Nasdaq: RODM), acted as the exclusive placement agent for the offering.

www.cticseattle.com

A prospectus supplement relating to the Convertible Notes to be issued in the offering will be filed with Securities and Exchange Commission. Copies of the prospectus supplement and accompanying base prospectus may be obtained directly from Cell Therapeutics, Inc., 501 Elliott Avenue West, Suite 400, Seattle, Washington 98119.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

###

Media Contact:

Cell Therapeutics, Inc.

Dan Eramian

T: 206.272.4343

C: 206.854.1200

Susan Callahan

T: 206.272.4472

F: 206.272.4434

E: media@ctiseattle.com

www.cticseattle.com/media.htm

Investors Contact:

Cell Therapeutics, Inc.

Leah Grant

T: 206.282.7100

F: 206.272.4434

E: invest@ctiseattle.com

www.cticseattle.com/investors.htm

www.cticseattle.com